Exhibit 10.19

FIRST AMENDMENT TO

SPONSORSHIP AGREEMENT

Andretti Autosport Holding Company, Inc., an Indiana corporation with offices located at 7615 Zionsville Road, Indianapolis, Indiana, 46268 (“AA” or “Team”), and Zapata Computing, Inc., a Delaware corporation with offices located at100 Federal Street, Floor 20, Boston, MA 02110 (“Sponsor”), are parties to a Sponsorship Agreement (“Agreement”) effective February 10, 2022. Team and Sponsor wish to amend the Agreement as set forth in this First Amendment effective May 21, 2022 (“Effective Date”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. Team and Sponsor may also be referred to individually as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS the Parties wish to modify the Agreement to include the Primary Sponsor of the Car #28 at the 2022 Race at the Raceway at Belle Isle Park scheduled to occur on June 3-5, 2022; and

WHEREAS, the Parties have agreed to amend the Agreement accordingly as further set forth herein.

FIRST AMENDMENT

THEREFORE, in consideration of the mutual promises herein made, the Parties agree as follows:

1.	The following is added and shall appear in paragraph 1:

“jj. Belle Isle means the 2022 Race at Belle Isle Park scheduled to occur on June 3-5, 2022.

kk. Car #28 means the Car #28 Entry driven by Car #28 Driver in the 2022 Belle Isle Race in the Series identified by Car #28 or such other car number as shall be designated by AA and/or the Series.

ll. Car #28 Driver means Romain Grosjean or such other individual as shall be designated by AA as the driver of Car #28 in the 2022 Belle Isle Race.

mm. Car #28 Entry means the combination of Car #28, race car, Car #28 Driver, team members, including but not limited to, all ancillary equipment and personnel required for participation in the 2022 Belle Isle Race.”

The rest of paragraph 1 shall remain unchanged.

2.	Paragraph 3 is deleted in its entirety and replaced with the following:

“Sponsorship Designations, Rights and Benefits. Subject to the terms and conditions of this Agreement, AA hereby grants to Sponsor the sponsorship designations, rights, and opportunities during each year of the Term of the Agreement as described in Exhibits C, D, G, and H for use in Sponsor’s Activations.”

3.	The following is added and shall appear as the second paragraph in Paragraph 10:

“Car #28 Driver Incapacity/Disaffiliation – Belle Isle Race. If the Car #28 Driver dies or becomes physically incapacitated or is not otherwise available due to illness or suspension as a result of a Series violation or infraction and unable to drive Car #28 in the Belle Isle Race, AA shall immediately notify Sponsor. AA shall replace such Car #28 Driver with a similarly qualified driver. In the event of a replacement of Car #28 Driver, Sponsor may elect to continue to use the name, likeness, etc. of the original Car #28 Driver throughout the remainder of the Term of the Agreement in which such incapacity or disaffiliation occurs, or it may elect to schedule a commercial shoot with the replacement Car #28 Driver. In no event shall Sponsor be required to pay any additional amount for any rights associated with the use of the name, likeness, biographical information or endorsement of a replacement Car #28 Driver. Sponsor acknowledges and agrees that the death or incapacity of Car #28 Driver shall not be construed as an event for cause to terminate its duties and obligations under this Agreement. For avoidance of doubt, the obligations of AA under this paragraph relate only to the Car #28 Driver and Car #28 at the Belle Isle Race; they do not relate to any other Drivers other than Car #28 Driver and/or any other Cars other than Car #28 of AA Group.”

The rest of paragraph 10 shall remain unchanged.

4.	The following is added and shall appear as the second paragraph in paragraph 27:

“Force Majeure – Belle Isle Race. Each Party will promptly notify the other upon becoming aware that a Force Majeure Event has occurred or is likely to occur and will use reasonable efforts to minimize any resulting delay in, interference with or prohibition of the performance of its obligations hereunder. Notwithstanding anything in this Agreement to the contrary, neither Party will be liable for any result of a Force Majeure Event.”

The rest of paragraph 27 shall remain unchanged.

5.	The attached sponsorship designation, rights and benefits and creative concepts for the Belle Isle Race are added and shall appear as Exhibits G and H.

The terms and provisions of the Agreement shall remain in full force and legal effect, except those which are explicitly changed by this First Amendment. To the extent that there is a conflict between the terms and provisions of the Agreement and this First Amendment, the terms and provisions of this First Amendment shall govern for purposes of the subject matter of this First Amendment only. In all other aspects, the Parties ratify and affirm each of the terms and provisions of said Agreement.

IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed by their duly authorized representatives as of the Effective Date.

Team:		Sponsor:
Andretti Autosport Holding Company, Inc.		Zapata Computing, LLC

By:	/s/ J-F Thormann	By:	/s/ Christopher J. Savoie
	J-F Thormann, President		Christopher J. Savoie, CEO

EXHIBIT G

SPONSORSHIP DESIGNATION, RIGHTS AND BENEFITS – BELLE ISLE RACE

Status, Designation, Intellectual Property, and Publicity:

1)	Primary Sponsor status on Car #28 Entry at the Belle Isle Race;

a)	At the Belle Isle Race and unless otherwise mutually agreed upon by the Parties, the Parties shall refer to the Car #28 official car name as the “Zapata Computing / DHL Honda”;

b)	Team shall have the right to assign and affiliate to the Car #28 Entry:

i)	Non-conflicting primary sponsors for all other Races; and i
ii)	Non-conflicting major, associate, technical and supplier level sponsors for all Races.

2)	Official sponsor status and designation with Car #28 Entry for the Belle Isle Race, including any official sponsorship designations as mutually agreed upon by the Parties.

a)	Official Sponsor; and

b)	Official Quantum Computing Sponsor.

3)

Non-exclusive use of the Team’s intellectual property and the image, likeness, and endorsement of the Car #28, Car #28 Entry and Car #28 Driver in Sponsor Activation initiatives, as more further defined in the Agreement.

4)

Ability to publicize the sponsorship, highlight Sponsor’s affiliation with Team and Team’s Series program and use the sponsorship to promote Sponsor’s services with content to be mutually agreed and subject to Team’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, as may be further defined and set forth in the Agreement.

Brand Integration:

5)	Sponsor shall receive Primary Sponsor level brand integration and identification on the assets for Car #28 Entry at the Belle Isle Race, at Team’s sole cost (unless otherwise stated):

a)	Car #28 race car: *

i)	Color and design;

ii)	Side pods;

iii)	Top of side pods;

iv)	Rear wing main planes;

v)	Front of cockpit (1st position in front of Car #28 Driver);

vi)	Top of the rear tire ramp (1st);

vii)	Front visor of Aeroscreen (1st position);

viii)	Nose in the primary sponsor stack; and

ix)	Front wing main planes.

*Subject	to final design of the universal aero kit and aeroscreen.

b)	Car #28 Driver helmet:

i)	Visor strip center.

c)	Car #28 Driver shirt:

i)	Upper left chest.

d)	Car #28 Driver hat:

i)	Center front.

e)	Pit box wall signs:

Hospitality and Experiential Assets:

6)	Assets for the Belle Isle Race.
a)	Access to a behind-the-scenes garage and race car tour for credentialed guests attending the Belle Isle Race;

i)	Garage and race car tours are subject to availability and shall not interfere with the Team’s competition schedule and other professional commitments; and

ii)	Garage and race car tours must take place during a time to be mutually agreed before or after the practice and qualifying sessions or before the race.

b)	Access to a ten (10) minute at-track “meet and greet” with the Car #28 Driver for credentialed guests attending the Belle Isle Race; and

c)	Right to purchase additional experiential assets for use at the Belle Isle Race at Team rate card cost and subject to availability.

EXHBIIT H

CREATIVE CONCEPT

Car #28 for the Belle Isle Race